Exhibit 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Second Quarter Earnings

Earnings per Share Grow 15.6% and Income from Operations Grows 9.4%	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Lynn Brown 713.394.5093 lynnbrown@wm.com

HOUSTON — July 30, 2013— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended June 30, 2013. Revenues for the second quarter of 2013 were $3.53 billion compared with $3.46 billion for the same 2012 period. Net income (a) for the quarter was $244 million, or $0.52 per diluted share, compared with $208 million, or $0.45 per diluted share, for the second quarter of 2012, a 15.6% increase. Results in the second quarter of 2013 included approximately $8 million of after-tax charges primarily from an asset impairment. Excluding these costs, net income would have been $252 million, or $0.54 per diluted share, compared to adjusted earnings per diluted share of $0.52 in 2012.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “In the second quarter, our earnings per share grew to $0.54 in spite of the negative impact of $0.03 of unexpected headwinds. We had $0.02 more headwind from our recycling operations than we expected and a negative $0.01 from litigation settlements. Without these headwinds, we would have earned $0.57 per share. Income from operations in our traditional solid waste business grew $47 million and the related income from operations margin grew 80 basis points. These strong results were driven by collection and disposal yield of 2.1% for the second quarter. We also achieved SG&A cost savings of $21 million, despite nearly $30 million of incremental incentive compensation accruals.

“The strong yield and cost savings translated into net cash provided by operating activities of $545 million and increased free cash flow to $347 million in the second quarter. Through the first six months, net cash provided by operating activities and free cash flow totaled $1.1 billion and $695 million, respectively. When we exclude the impact of asset sales, we are well on our way to achieving our goal of generating between $1.1 and $1.2 billion of free cash flow.” (b)

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2013

•      Revenue increased by 1.9%, or $67 million.

•      Internal revenue growth from yield for collection and disposal operations was 2.1%. The Company’s fuel surcharge added 0.4% to total revenue. Year to date yield is 1.7%.

•      Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 3.6%, compared with 2.5% in the second quarter of 2012. Rollbacks were reduced by over 45% from the second quarter of 2012, without a material increase in the Company’s churn rate.

•      Internal revenue growth from volume was negative 0.6%, down from the first quarter 2013 work-day adjusted volume improvement of 0.8%, primarily driven by a negative swing in recycling volumes.

•      Average recycling commodity prices were approximately 12.5% lower in the second quarter of 2013 compared with the prior year period. In total, recycling operations negatively affected earnings by $0.05 per diluted share in the second quarter when compared to the prior year period, versus previous expectations of negative $0.03, which created the additional $0.02 headwind referenced above. The Company now expects a full-year negative impact of $0.08 per share from its recycling operations compared to 2012. Originally, the Company expected a negative impact of $0.02 per share for 2013.

•     Operating expenses increased by $51 million. The majority of the increase relates to higher operating costs from acquired operations, increased costs in the Company’s recycling operations stemming from China’s restrictions on non-conforming materials in imported recycling commodities, and the timing of maintenance costs at its waste-to-energy facilities.

•     SG&A expenses improved by $21 million compared with the second quarter of 2012 and improved to 10.0% of revenue from 10.8% in the prior year period.

•     Net cash provided by operating activities was $545 million; capital expenditures were $235 million; and free cash flow was $347 million.(b)

•     The Company returned $171 million to shareholders in the form of dividends.

•     The effective tax rate was approximately 33.2%.

Steiner concluded, “We are pleased with our results for the second quarter and year to date, which are on plan, despite the greater than expected negative impact from our recycling business. Our disciplined approach to improving price, reducing costs, and managing capital expenditures is reflected in the earnings growth of our traditional solid waste business and in the improvement in free cash flow. We have built good momentum towards our full-year outlook. Despite much higher headwinds than we expected from our recycling operations, we still expect to achieve adjusted diluted earnings per share within our full-year earnings guidance range of between $2.15 and $2.20 per share. We also expect to meet our free cash flow target of at least $1.1 to $1.2 billion.” (b)

(a)     For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)     This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income and earnings per diluted share have been presented in certain instances excluding special items noted in this press release.

The Company’s projected full year 2013 earnings per diluted share are not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2013 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•   Net cash provided by operating activities

•   Less, capital expenditures

•   Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter 2013 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 97883740 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Tuesday, July 30, 2013 through 5:00 PM (Eastern) on Friday, August 13, 2013. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 97883740.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding, 2013 earnings per diluted share; 2013 free cash flow; future SG&A cost savings; results from pricing, capital management and cost control and reduction initiatives; future recycling commodity prices; and results from recycling operations. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2013	2012
Operating revenues	$3,526	$3,459

Costs and expenses:
Operating	2,311	2,260
Selling, general and administrative	353	374
Depreciation and amortization	339	323
Restructuring	2	3
(Income) expense from divestitures, asset impairments and unusual items	11	33

	3,016	2,993

Income from operations	510	466

Other income (expense):
Interest expense	(122)	(121)
Interest income	1	1
Equity in net losses of unconsolidated entities	(8)	(11)
Other, net	2	(1)

	(127)	(132)

Income before income taxes	383	334
Provision for income taxes	127	115

Consolidated net income	256	219
Less: Net income attributable to noncontrolling interests	12	11

Net income attributable to Waste Management, Inc.	$244	$208

Basic earnings per common share	$0.52	$0.45

Diluted earnings per common share	$0.52	$0.45

Basic common shares outstanding	467.9	463.4

Diluted common shares outstanding	469.4	464.0

Cash dividends declared per common share	$0.365	$0.355

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2013	2012
EPS Calculation:
Net income attributable to Waste Management, Inc.	$244	$208

Number of common shares outstanding at end of period	468.1	463.0
Effect of using weighted average common shares outstanding	(0.2)	0.4

Weighted average basic common shares outstanding	467.9	463.4
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.5	0.6

Weighted average diluted common shares outstanding	469.4	464.0

Basic earnings per common share	$0.52	$0.45

Diluted earnings per common share	$0.52	$0.45

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating revenues	$6,862	$6,754

Costs and expenses:
Operating	4,520	4,426
Selling, general and administrative	743	781
Depreciation and amortization	662	640
Restructuring	10	7
(Income) expense from divestitures, asset impairments and unusual items	15	33

	5,950	5,887

Income from operations	912	867

Other income (expense):
Interest expense	(244)	(243)
Interest income	2	2
Equity in net losses of unconsolidated entities	(16)	(18)
Other, net	(9)	(2)

	(267)	(261)

Income before income taxes	645	606
Provision for income taxes	213	204

Consolidated net income	432	402
Less: Net income attributable to noncontrolling interests	20	23

Net income attributable to Waste Management, Inc.	$412	$379

Basic earnings per common share	$0.88	$0.82

Diluted earnings per common share	$0.88	$0.82

Basic common shares outstanding	466.8	462.9

Diluted common shares outstanding	468.1	463.7

Cash dividends declared per common share	$0.73	$0.71

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
EPS Calculation:
Net income attributable to Waste Management, Inc.	$412	$379

Number of common shares outstanding at end of period	468.1	463.0
Effect of using weighted average common shares outstanding	(1.3)	(0.1)

Weighted average basic common shares outstanding	466.8	462.9
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.3	0.8

Weighted average diluted common shares outstanding	468.1	463.7

Basic earnings per common share	$0.88	$0.82

Diluted earnings per common share	$0.88	$0.82

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$154	$194
Receivables, net	1,853	1,839
Other	397	390

Total current assets	2,404	2,423

Property and equipment, net	12,469	12,651
Goodwill	6,391	6,291
Other intangible assets, net	411	397
Other assets	1,337	1,335

Total assets	$23,012	$23,097

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,246	$2,293
Current portion of long-term debt	776	743

Total current liabilities	3,022	3,036

Long-term debt, less current portion	8,994	9,173
Other liabilities	4,178	4,213

Total liabilities	16,194	16,422

Equity:
Waste Management, Inc. stockholders’ equity	6,509	6,354
Noncontrolling interests	309	321

Total equity	6,818	6,675

Total liabilities and equity	$23,012	$23,097

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Consolidated net income	$432	$402
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	662	640
Other	91	126
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(63)	(24)

Net cash provided by operating activities	1,122	1,144

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(210)	(154)
Capital expenditures	(501)	(730)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	74	20
Investments in unconsolidated entities	(24)	(40)
Net receipts from restricted trust and escrow accounts, and other	(32)	1

Net cash used in investing activities	(693)	(903)

Cash flows from financing activities:
New borrowings	71	312
Debt repayments	(268)	(271)
Cash dividends	(341)	(329)
Exercise of common stock options	98	31
Other, net	(25)	(5)

Net cash used in financing activities	(465)	(262)

Effect of exchange rate changes on cash and cash equivalents	(4)	—

Increase (decrease) in cash and cash equivalents	(40)	(21)
Cash and cash equivalents at beginning of period	194	258

Cash and cash equivalents at end of period	$154	$237

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Operating Revenues by Lines of Business

Collection
Commercial	$855	$840	$855
Residential	652	645	650
Industrial	558	512	536
Other	68	58	66

Total Collection	2,133	2,055	2,107
Landfill	716	628	676
Transfer	345	300	331
Wheelabrator	215	205	206
Recycling	366	358	369
Other	397	378	363
Intercompany (a)	(646)	(588)	(593)

Operating revenues	$3,526	$3,336	$3,459

	Quarters Ended
	June 30, 2013		June 30, 2012
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$33	1.0%	$(96)	-2.9%
Volume	(20)	-0.6%	19	0.6%

Internal revenue growth	13	0.4%	(77)	-2.3%
Acquisition	57	1.6%	199	5.9%
Divestitures	(1)	0.0%	(1)	0.0%
Foreign currency translation	(2)	-0.1%	(9)	-0.3%

	$67	1.9%	$112	3.3%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$60	2.2%	$25	1.0%
Waste-to-energy disposal	—	—	(9)	-7.4%

Collection and disposal	60	2.1%	16	0.6%
Recycling commodities	(45)	-12.2%	(95)	-22.6%
Electricity	4	6.6%	(8)	-11.6%
Fuel surcharges and mandated fees	14	8.9%	(9)	-5.4%

Total	$33	1.0%	$(96)	-2.9%

	Quarters Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$545	$669	$1,122	$1,144
Capital expenditures	(235)	(351)	(501)	(730)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	37	14	74	20

Free cash flow	$347	$332	$695	$434

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Balance Sheet Data

Cash and cash equivalents	$154	$307	$237

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,770	$10,009	$9,826
Total equity	6,818	6,716	6,487

Total capital	$16,588	$16,725	$16,313

Debt-to-total capital	58.9%	59.8%	60.2%

Capitalized interest	$4	$5	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$47	$226	$13

Total consideration	$32	$217	$18

Cash paid for acquisitions	$30	$180	$25

Other Operational Data

Internalization of waste, based on disposal costs	66.6%	67.2%	67.3%

Total landfill disposal volumes (tons in millions)	24.1	21.1	23.2
Total waste-to-energy disposal volumes (tons in millions)	2.0	1.9	2.0

Total disposal volumes (tons in millions)	26.1	23.0	25.2

Active landfills	270	269	270

Landfills reporting volume	256	253	258

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$88.1	$80.9	$83.1
Asset retirement costs	17.9	14.6	13.2

Total landfill amortization expense (b)(c)	106.0	95.5	96.3
Accretion and other related expense	17.1	19.6	16.8

Landfill amortization, accretion and other related expense	$123.1	$115.1	$113.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended June 30, 2013 as compared to the quarter ended March 31, 2013 reflects an increase in amortization expense of approximately $10.5 million due to increases in landfill volumes and partially offset by changes in landfill estimates identified in both quarters.
(c)	The quarter ended June 30, 2013 as compared to the quarter ended June 30, 2012 reflects an increase in amortization expense of approximately $9.7 million driven by an increase in landfill volumes and changes in landfill estimates identified in both quarters.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2013
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$244		$0.52

Adjustments to Net Income and Diluted EPS:
Asset impairments, net of divestitures	7	4
Restructuring charges	1	1

	8		0.02

Net Income and Diluted EPS, as adjusted	$252		$0.54

	Quarter Ended June 30, 2012
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$208		$0.45

Adjustments to Net Income and Diluted EPS:
Charges primarily related to asset impairments and restructuring charges	26	15
Partial withdrawal from multiemployer pension plan	6	4

	32		0.07

Net Income and Diluted EPS, as adjusted	$240		$0.52

Full Year 2013 Free Cash Flow Reconciliation (a)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,500	$2,500
Capital expenditures	(1,400)	(1,300)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	—	—

	$1,100	$1,200

(a)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2013. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(9)